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                             CIBC OPPENHEIMER CORP.
                                200 WEST MADISON
                                  SUITE #2300
                               CHICAGO, IL 60606
                                 (312) 750-8749

            OFFER TO EXCHANGE EACH OUTSTANDING SHARE OF COMMON STOCK
           (INCLUDING THE ASSOCIATED PREFERRED SHARE PURCHASE RIGHTS)
                                       OF
                                  ECHLIN INC.
                                      FOR
                          $12.00 NET PER SHARE IN CASH
                                      AND
                          0.4796 SHARE OF COMMON STOCK
                                       OF
                                SPX CORPORATION


     THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON MAY 28, 1998, UNLESS THE OFFER IS EXTENDED (THE "EXPIRATION DATE"). SHARES WHICH ARE TENDERED PURSUANT TO THE OFFER MAY BE WITHDRAWN AT ANY TIME PRIOR TO THE EXPIRATION DATE.


To Brokers, Dealers, Commercial Banks,
Trust Companies and Other Echlin Nominees:


     We have been appointed by SPX Corporation, a Delaware corporation ("SPX"), to act as Dealer Manager in connection with SPX's offer to exchange the amount of $12.00 net in cash and 0.4796 share of common stock, par value $10.00 per share, of SPX (the "SPX Common Stock"), for each outstanding share of common stock, par value $1.00 per share (each a "Share" and collectively the "Shares"), of Echlin Inc., a Connecticut corporation (the "Company"), including the associated preferred share purchase rights (the "Rights") issued pursuant to the Rights Agreement, dated as of June 21, 1989, as amended (the "Rights Agreement"), between the Company and The Connecticut Bank and Trust Company, N.A., as Rights Agent, upon the terms and subject to the conditions set forth in the Prospectus/Offer to Exchange, dated April 28, 1998 (the "Prospectus"), and in the related Letter of Transmittal (which together constitute the "Offer"), enclosed herewith. Unless the context otherwise requires, all references to Shares shall include the associated Rights.



     THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THE MINIMUM TENDER CONDITION, THE SPX STOCKHOLDER APPROVAL CONDITION, THE RIGHTS PLAN CONDITION, THE BUSINESS COMBINATION STATUTES CONDITION AND THE FINANCING CONDITION (IN EACH CASE, AS DEFINED IN THE PROSPECTUS). SEE "THE OFFER -- CONDITIONS OF THE OFFER" IN THE PROSPECTUS.


     Shareholders will be required to tender one Right for each Share tendered in order to effect a valid tender of Shares, unless the Rights Plan Condition has been satisfied or waived. Unless the Distribution Date (as defined in the Prospectus) occurs, a tender of Shares will constitute a tender of the associated Rights. See "The Offer -- Procedure for Tendering" in the Prospectus.

     For your information and for forwarding to your clients for whom you hold Shares registered in your name or in the name of your nominees, or who hold Shares registered in their own names, we are enclosing the following documents:


     1. Prospectus, dated April 28, 1998;


     2. Letter of Transmittal (together with accompanying Substitute Form W-9) to be used by holders of Shares in accepting the Offer and tendering Shares;
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     3. Notice of Guaranteed Delivery to be used to accept the Offer if certificates for Shares are not immediately available, if time will not permit all required documents to reach the Exchange Agent prior to the Expiration Date (as defined in the Prospectus) or if the procedure for book-entry transfer cannot be completed on a timely basis;

     4. A letter which may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominees, with space provided for obtaining such clients' instructions with regard to the Offer;

     5. Guidelines of the Internal Revenue Service for Certification of Taxpayer Identification Number on Substitute Form W-9; and

     6. A return envelope addressed to the Exchange Agent.

     SPX will not pay any fees or commissions to any broker or dealer or any other person (other than the fees of the Dealer Manager and the Information Agent as described in the Offer) in connection with the solicitation of tenders of Shares pursuant to the Offer. SPX will, however, upon request, reimburse you for customary mailing and handling expenses incurred by you in forwarding the enclosed materials to your clients. SPX will pay or cause to be paid any stock transfer taxes with respect to the transfer and sale of Shares to it or its order pursuant to the Offer, subject to Instruction 6 of the Letter of Transmittal.


     YOUR PROMPT ACTION IS REQUESTED. WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON MAY 28, 1998, UNLESS THE OFFER IS EXTENDED.


     In order to take advantage of the Offer, a duly executed and properly completed Letter of Transmittal (or a facsimile thereof), with any required signature guarantees, or an Agent's Message in connection with a book-entry transfer, and any other required documents, should be sent to the Exchange Agent, and certificates evidencing the tendered Shares should be delivered or such Shares should be tendered by book-entry transfer, all in accordance with the instructions set forth in the Letter of Transmittal and the Prospectus.

     If holders of Shares wish to tender Shares, but it is impracticable for them to forward their certificates or other required documents prior to the Expiration Date, a tender may be effected by following the guaranteed delivery procedures specified under "The Offer -- Procedure for Tendering" in the Prospectus.

     Any inquiries you may have with respect to the Offer should be addressed to the Dealer Manager or the Information Agent at their respective addresses and telephone numbers set forth on the back cover page of the Prospectus.


     Additional copies of the enclosed materials may be obtained from the undersigned or by calling the Information Agent, D.F. King & Co., Inc. at (800) 758-5378 (toll free) or call collect at (212)269-5550, or from brokers, dealers, commercial banks or trust companies.


                                   Very truly yours,

                                   CIBC Oppenheimer Corp.

     NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON AS AN AGENT OF SPX, THE DEALER MANAGER, THE EXCHANGE AGENT OR THE INFORMATION AGENT, OR ANY AFFILIATE OF ANY OF THE FOREGOING, OR AUTHORIZE YOU OR ANY OTHER PERSON TO GIVE ANY INFORMATION OR USE ANY DOCUMENTS OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE ENCLOSED DOCUMENTS AND THE STATEMENTS CONTAINED THEREIN.